EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY ANNOUNCES EXPIRATION AND RESULTS

OF TENDER OFFER FOR 4.75% CONVERTIBLE SENIOR NOTES

AND EXCHANGE OFFER FOR 2.25% CONVERTIBLE SENIOR NOTES

Richmond, Virginia, December 22, 2005—Massey Energy Company (NYSE:MEE) announced today the expiration and final results of its tender offer for any and all of its outstanding $132.0 million in aggregate principal amount of 4.75% Convertible Senior Notes due 2023 (the “4.75% Notes”) and its exchange offer for any and all of its outstanding $175.0 million in aggregate principal amount of 2.25% Convertible Senior Notes due 2024 (the “2.25% Notes”).

4.75% Notes Tender Offer

The tender offer for the 4.75% Notes expired at 5:00 p.m., New York City time, on December 22, 2005 (the “4.75% Notes Expiration Date”). As of the 4.75% Notes Expiration Date, Massey had accepted tender of 4.75% Notes from holders of $131.3 million in aggregate principal amount, or 99.4%, of the outstanding 4.75% Notes pursuant to Massey’s Offer to Purchase and related Letter of Transmittal, each dated November 22, 2005 (the “Offer to Purchase”). In exchange for each $1,000 principal amount of 4.75% Notes validly tendered and accepted for payment prior to the 4.75% Notes Expiration Date, holders of 4.75% Notes will receive $2,271.91 in cash, plus accrued and unpaid interest through, but excluding, the payment date. The payment date for 4.75% Notes validly tendered and accepted for payment prior to the 4.75% Notes Expiration Date is expected to be Wednesday, December 28, 2005.

Full details of the terms and conditions of the 4.75% Notes tender offer are described in the Offer to Purchase.

2.25% Notes Exchange Offer

The exchange offer for the 2.25% Notes expired at 5:00 p.m., New York City time, on December 22, 2005 (the “2.25% Notes Expiration Date”). As of the 2.25% Notes Expiration Date, Massey had accepted tender of 2.25% Notes from holders of $165.4 million in aggregate principal amount, or 94.5%, of the outstanding 2.25% Notes pursuant to Massey’s Offer to Exchange and related Letter of Transmittal, each dated November 22, 2005 (the “Offer to Exchange”). In exchange for each $1,000 principal amount of 2.25% Notes validly tendered and accepted for payment prior to the 2.25% Notes Expiration Date, holders of 2.25% Notes will receive 29.7619 shares of Massey common stock and $230.00 in cash, plus accrued and unpaid interest through, but excluding, the date of exchange. The exchange date for 2.25% Notes validly tendered and accepted for payment prior to the 2.25% Notes Expiration Date is expected to be Wednesday, December 28, 2005.

Full details of the terms and conditions of the 2.25% Notes exchange offer are described in the Offer to Exchange.

UBS Securities LLC acted as Dealer Manager and Global Bondholder Services Corporation acted as Information Agent in connection with the tender offer for the 4.75% Convertible Notes. Global Bondholder Services Corporation acted as Exchange Agent and Information Agent for the exchange offer for the 2.25% Notes.

This press release is for informational purposes only and is not an offer to purchase or an offer to exchange or a solicitation of acceptance of the offers to purchase or offer to exchange, which were made solely pursuant to the terms of the Offer to Purchase and Offer to Exchange, as applicable.

The securities to be offered have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenues.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking and reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s future production capabilities; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2004, which was filed on March 16, 2005, and subsequently filed interim reports. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, http://www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll-free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Katharine W. Kenny, Vice President of Investor Relations (804-788-1824) or contact the Company via its website at http://www.masseyenergyco.com, Investor Relations.

###